Exhibit 99.1

FOR IMMEDIATE RELEASE

TUESDAY, JUNE 26, 2012

MHI HOSPITALITY CORPORATION EXTENDS MORTGAGE ON CROWNE PLAZA HAMPTON MARINA HOTEL

Williamsburg, Virginia – June 26, 2012 – MHI Hospitality Corporation (NASDAQ: MDH) (the “Company”) announced today that the Company has extended the scheduled maturity date of the approximate $8.1 million mortgage on the Crowne Plaza Hampton Marina Hotel with TowneBank (the “Lender”). The new maturity date is June 30, 2013.

The maturity date was extended through a Third Amendment to Commitment Letter. The Company has agreed to make quarterly principal payments to the Lender of $200,000 each on July 1, 2012, October 1, 2012, January 1, 2013 and April 1, 2013. No other changes were made to the terms of the loan.

The full service waterfront hotel is located in downtown Hampton, Virginia, part of the Greater Norfolk metropolitan area, a Top 25 MSA. The property features 21,000 square feet of retail space, 7,600 square feet of flexible meeting space, a roof-top pool and a four-story, 300 car parking garage.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,113 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Contact at the Company:

Scott Kucinski

Director - Investor Relations

(757) 229-5648